EXHIBIT 99.C1




INDEPENDENT AUDITORS' CONSENT







     We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-18517) on Form S-6 of Select*Life Variable Account filed under the Securities Act of 1933, of our report dated February 11, 2000 related to the financial statements of Select*Life Variable Account as of December 31, 1999 and for the three years then ended, and the use of our report dated February 1, 2000, related to the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of December 31, 1999 and for the two years then ended, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


Minneapolis, MN
April 4, 2000